Exhibit 10.2

PATHMARK STORES, INC.

[DATE]

Form of Stock Option Grant Notice

Dear [NAME]:

Pathmark Stores, Inc. (the “Company”), pursuant to the Company’s Amended and Restated 2000 Non-Employee Directors Equity Plan (the “Plan”), hereby grants to Participant a Stock Option to purchase the number of shares of Common Stock set forth below.  This Stock Option is subject to all of the terms and conditions as set forth herein, in the Plan and in the attached Terms and Conditions.  The attached Terms and Conditions, together with this Grant Notice, form the Award Agreement.

Participant:	[NAME]
Date of Award:	[DATE]
Number of Shares of Common Stock Subject to Stock Option:	[NUMBER]
Incentive or Nonqualified Stock Option:	Nonqualified Stock Option
Exercise Price Per Share:	$[FMV]
Expiration Date:	[FIFTH ANNIVERSARY OF DATE OF AWARD]

Vesting Schedule:

Subject to the other terms and conditions of the Plan and the Award Agreement, the Stock Option will vest and become exercisable as to the number of shares of Common Stock on the dates indicated below; provided that the Participant continues to serve as a member of the Board on each such date:

(1)   An initial 33% of the shares of Common Stock subject to the Stock Option on the first anniversary of the Date of Award (or, if earlier, the date of the annual meeting of the Company’s stockholders that occurs in the first calendar year following the Date of the Award);

(2)   An additional 33% of the shares of Common Stock on the second anniversary of the Date of Award (or, if earlier, the date of the annual meeting of the Company’s stockholders that occurs in the second calendar year following the Date of the Award); and

(3)   The remaining unvested shares of Common Stock on the third anniversary of the Date of Award (or, if earlier, the date of the annual meeting of the Company’s stockholders that occurs in the third calendar year following the Date of the Award).

Payment of the Exercise Price:

The exercise price of the Stock Option may be paid by the Participant to the Company (i) by cash or check, (ii) in previously owned shares held by the Participant for at least six months prior to exercise, or (iii) a combination of any of (i) and (ii).

Please indicate your acceptance of the foregoing by signing and dating where indicated below.

Sincerely,

[NAME]
[TITLE]

Accepted and Agreed:

[NAME]

Date

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PATHMARK STORES, INC. AMENDED AND RESTATED
2000 NON-EMPLOYEE DIRECTORS EQUITY PLAN

STOCK OPTION TERMS AND CONDITIONS

Pursuant to the Stock Option Grant Notice (“Grant Notice”) and these Terms and Conditions, Pathmark Stores, Inc. (the “Company”) has granted you, as of the “Date of Award” set forth in the Grant Notice, a Stock Option under its Amended and Restated 2000 Non-Employee Directors Equity Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in the Grant Notice at the exercise price indicated in the Grant Notice.  The Stock Option is a Nonqualified Stock Option.

The Grant Notice and these Terms and Conditions form the Award Agreement and all references to the Award Agreement shall be considered to include the Grant Notice and these Terms and Conditions.  Defined terms not explicitly defined in the Award Agreement but defined in the Plan shall have the same definitions as in the Plan.  As used in the Award Agreement, the terms “you” and “your” refer to the Participant identified in the Grant Notice.

The details of your Stock Option are as follows:

1.                                      VESTING; ACCELERATED VESTING.  Subject to the other terms and conditions of the Plan and this Award Agreement, your Stock Option will vest as provided in the Grant Notice.  Notwithstanding the preceding sentence, the Stock Option shall be considered fully vested and exercisable upon the earlier to occur of (a) termination of your service on the Board by reason of death or Permanent Disability or (b) a Change in Control.

2.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your Stock Option.  You may elect to make payment of the exercise price in any manner that is permitted by the Grant Notice.

3.                                      SECURITIES LAW COMPLIANCE.  If you are a citizen or resident of the United States, then notwithstanding anything to the contrary contained herein, your Stock Option may not be exercised unless the shares of Common Stock issuable upon exercise of your Stock Option are then registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your Stock Option must also comply with other applicable laws and regulations governing the Stock Option, and the Stock Option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

4.                                      TERM.  Subject to the other terms and conditions of this Award Agreement, the term of your Stock Option commences on the Date of Award (as set forth in the Grant Notice) and shall expire on the expiration date indicated in the Grant Notice (the “Expiration Date”).

5.                                      TERMINATION OF DIRECTORSHIP.  Following termination of your service on the Board, you (or your estate, personal representative or beneficiary, as the case may be) shall have the right, subject to the other terms and conditions of the Plan and this Award Agreement, to exercise the vested portion of the Stock Option (a) at any time within two years after the date of termination of service, if such termination was by reason of death, Permanent Disability or retirement from the Board in accordance with the retirement policy then in effect for Board members, or (b) in all other cases, at any time within one year after the date of termination of service, but in no event after the Expiration Date.

6.                                      EXERCISE.  You may exercise your Stock Option, to the extent vested, in whole or in part during its term by delivering a written notice of exercise (in a form designated by or otherwise acceptable to the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.  The Stock Option may be exercised for whole shares of Common Stock only.

7.                                      TRANSFERABILITY.  Your Stock Option is not transferable, except by will or by the laws of descent and distribution or pursuant to a domestic relations order, and is exercisable during your life only by you; provided, however, that the Committee may, in its discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Award for no consideration to your family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”). If the Stock Option is transferred to a Permitted Transferee, it shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Stock Option.

8.                                      STOCK OPTION NOT A SERVICE CONTRACT.  Your Stock Option is not an employment or service contract, and nothing in your Stock Option shall be deemed to create in any way whatsoever any obligation on your part to continue as a director of the Company or of the Company to continue your directorship.  In addition, nothing in your Stock Option shall obligate the Company or any of its subsidiaries, their respective shareholders, the Board, officers or employees to continue any relationship that you might have as a director, advisor or consultant for the Company or subsidiary.

9.                                      WITHHOLDING OBLIGATIONS.  You may satisfy any applicable tax withholding obligation relating to the exercise or acquisition of Common Stock under your Stock Option by any of the following means (in addition to the right of the Company or any of subsidiaries to withhold from any compensation it paid to you) or by a combination of such means:  (a) tendering a cash payment; (b) authorizing the Company to withhold shares from the shares of Common Stock otherwise deliverable to you as a result of the exercise of your Stock Option; or (c) delivering to the Company owned and unencumbered shares of Common Stock that you have owned for at least six months prior to such delivery.

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10.                               NOTICES.  Any notices provided for you in your Stock Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices sent by the Company to you, if sent by registered or certified mail and addressed to you at the last address you provided to the Company.

11.                               PLAN DOCUMENT CONTROLS.  Your Stock Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Stock Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Stock Option and those of the Plan, the provisions of the Plan shall control.

12.                               SECTION 409A.  Your Stock Option is intended not to provide for a “deferral of compensation” within the meaning of Section 409A of the Code, and shall be interpreted and administered consistent with such intent.  If any provision of the Plan or the Award Agreement causes your Stock Option to be subject to the requirements of Section 409A of the Code, or could otherwise cause you to be subject to the interest and penalties under Section 409A of the Code, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code and, notwithstanding any provision in the Plan or the Award Agreement to the contrary, the Committee shall have broad authority to amend the Award Agreement, without your approval, to the extent necessary or desirable to ensure that an Award is not subject to interest and penalties under Section 409A of the Code.

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